Section 16 (a) Beneficial Ownership Reporting Compliance

	Under the federal securities laws, (i) a trustee or officer of the Fund; (ii) a direct or indirect beneficial owner of greater than 10% of any class of equity security of the Fund, and (iii) the investment adviser, investment sub-advisers, and certain affiliated persons thereof (altogether "insiders") are required to report their initial ownership of Fund securities upon becoming an insider and any subsequent changes in their ownership to the Securities and Exchange Commission. The Fund notes that its securities do not trade on any secondary market and that it offers to repurchase 5% of its outstanding securities at the end of the first three quarters of each year and 25% of its outstanding securities at year end, in each case, at net asset value.
	Based solely upon a review of Forms 3, 4, and/or 5 (or written representations in lieu thereof) furnished to the Fund pursuant to Rule 16a-3(e), the Fund notes that the following persons were late in filing or have not yet filed their respective Form 3: Advantage Advisers Inc., Oppenheimer Asset Management Inc., Oppenheimer Holdings, Inc., KBW Asset
Management, Inc., KBW, Inc., KBW Partners, L.L.C., Kilkenny
Capital Management, L.L.C., Alkeon Capital Asset Management, L.L.C., Lenard Brafman, Marshall Dornfeld, Alan Kaye, Reuben
Kopel, Vineet Bhalla, Stephen Beach, Deborah Kaback, Michael O'Brien, Mary Johnstone, Michael Walsh, Elizabeth Foster,
Panayotis Sparaggis and Gregory Boye. As of the date hereof, said late Form 3 reports have been filed or are being prepared for filing. The Fund also notes that in reporting Fund shares acquired by the investment adviser, it appears that the investment adviser has reported an incorrect number of Fund shares.